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Exhibit 12.1

COMPUTATION OF RATIOS OF
EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown. Before we issued our Series A Convertible Preferred Stock, par value $0.001 per share ("Series A Preferred Stock"), on August 11, 2009, no shares of our preferred stock were outstanding. On September 30, 2011, we converted all outstanding shares of our Series A Preferred Stock into shares of our common stock.

	For the Years Ended December 31,
	2012	2011	2010	2009	2008
Fixed charges:
Interest expense	$9,154	$14,419	$23,582	$34,382	$41,750
Rental expenses representative of an interest factor	1,024	1,100	1,085	1,135	1,141
Preferred dividends	—	19,806	5,624	1,389	—

Fixed charges	$10,178	$35,325	$30,291	$36,906	$42,891

Earnings:
Income (loss) from continuing operations	$15,059	$(13,454)	$(36,963)	$(30,596)	$(256,736)
Tax expense (benefit)	(3,171)	—	(6,290)	(19,162)	(6,513)
Fixed charges	10,178	35,324	30,291	36,906	42,891

Earnings	$22,066	$21,870	$(12,962)	$(12,852)	$(220,358)

Ratio of earnings to fixed charges including interest on deposits	2.17	NMF	NMF	NMF	NMF
Deficiency (Surplus) of earnings to cover fixed charges	$(11,888)	$13,455	$43,253	$49,758	$263,249
Fixed charges:
Interest expense	$9,154	$14,419	$23,582	$34,382	$41,750
Interest expense on deposits	(2,878)	(6,746)	(15,602)	(26,402)	(32,562)
Rental expenses representative of an interest factor	1,024	1,100	1,085	1,135	1,141
Preferred dividends	—	19,806	5,624	1,389	—

Fixed charges	$7,300	$28,579	$14,689	$10,504	$10,329

Earnings:
Income (loss) from continuing operations	$15,059	$(13,454)	$(36,963)	$(30,596)	$(256,736)
Tax expense (benefit)	(3,171)	—	(6,290)	(19,162)	(6,513)
Fixed charges	7,300	28,579	14,689	10,504	10,329

Earnings	$19,188	$15,125	$(28,564)	$(39,254)	$(252,920)

Ratio of earnings to fixed charges excluding interest on deposits	2.63	NMF	NMF	NMF	NMF
Deficiency (Surplus) of earnings to cover fixed charges	$(11,888)	$13,455	$43,253	$49,758	$263,249

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  Exhibit 12.1
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS